EXHIBIT 99.8

               Branch Plant Hourly Savings Plan - Amendment No. 2

This exhibit amends a registration statement on Form S-8 with respect to the offer and sale of securities pursuant to the Longview Fibre Company Branch Plant Hourly Employees 401(k) Savings Plan (Registration No. 33-56620). The following document is hereby filed as Amendment No. 2 to this registration statement.

                                   Amendment No. 2
                                       to the
                 Longview Fibre Company Branch Plant Hourly Employees'
                                401(k) Plan and Trust

    WHEREAS, Longview Fibre Company approved and adopted the Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective March 1, 1993;

    WHEREAS, Section 19.12 of the Plan provides that the Company reserves the right to amend the Plan and Trust;

    NOW THEREFORE RESOLVED, that Section 19 is amended effective March 1, 1993 as follows:

1. Section 19 is amended to restate the first paragraph of Subsection 19.1 in its entirety as follows:

19.1  Amendment

The Company reserves the right to amend this Plan and Trust at any time, to any extent and in any manner it may deem necessary or appropriate. The Company (and not the Trustee) shall be responsible for adopting any amendments necessary to maintain the qualified status of this Plan and Trust under Code sections 401(a) and 501(a). The Administrator shall have the authority to adopt Plan and Trust amendments which have not substantial adverse financial impact upon an Employer or the Plan. Amendments to the Plan and Trust shall be made in accordance with Section 19.4. All interested parties shall be bound by any amendment, provided that no amendment shall:

2. Section 19 is amended to restate the first sentence of Subsection 19.3 in its entirety as follows:

19.3  Plan Termination

The Company may, at any time and for any reason, terminate the Plan in accordance with Section 19.4, or completely discontinue contributions.

3. Section 19 is amended to add a new Subsection 19.4 and to redesignate each subsequent subsection as follows:

19.4  Amendment and Termination Procedures

Any amendment to (including a termination of) the Plan and Trust by the Company shall be made only pursuant to action of the Board of Directors of the Company ("Board") including action of the Executive Committee on behalf of the Board as authorized in the Company Bylaws in accordance with the Board's normal procedures and evidenced in writing. upon such action by or on behalf of the Board, and execution of an instrument of amendment by the Company and the Trustee, the Plan and Trust shall be deemed amended as of the date specified as the effective date by such Board action and as provided in the instrument of amendment. If no effective date is specified, the amendment shall be effective as of the date of the Board action. The effective date of any amendment may be before, on or after the date of such Board action.

Any amendment to the Plan and Trust by the Committee, as Administrator, shall be made by written instrument of amendment, executed on behalf of the Committee, pursuant to Committee action in accordance with Section 15.7, and on behalf of the Trustee. The Plan and Trust shall be deemed amended as of the date specified as the effective date in the instrument of amendment.

Date:  June 3, 1994			        LONGVIEW FIBRE COMPANY

                               By:\s\ L. J. Holbrook
                               Title: Senior Vice President-Finance

The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:  June 23, 1994          WELLS FARGO BANK, NATIONAL ASSOCIATION

                               By:\s\ Dolores Upton
                               Title:  Vice President

                              WELLS FARGO BANK, NATIONAL ASSOCIATION

                               By:\s\ Roger T. Meyer
                               Title:  Vice President